Exhibit 99.1

NEWS RELEASE
DuPont, Chemours and Corteva Reach Agreement to Resolve PFAS-Related Claims in North Carolina

•Resolves litigations brought by the State of North Carolina and 11 local entities relating to PFAS and other historical discharges from Fayetteville Works, as well as the State’s claims of PFAS contamination unrelated to that site, including from the use of aqueous film forming foam (“AFFF”).
•Settlement payments over 15 years, with a net present value of approximately $355 million to be shared by DuPont, Chemours and Corteva.
•The pre-tax present value of DuPont’s share is approximately $126 million, of which 44% shall be reimbursed by Qnity Electronics, and is materially covered by existing accruals.

Wilmington, Del., Sept. 10, 2026 – DuPont (NYSE: DD) today announced that, together with The Chemours Company (“Chemours”), and Corteva Inc. and its subsidiary EIDP Inc. (formerly known as E. I. du Pont de Nemours and Company and together with its parent, Corteva Inc., referred to as “Corteva”), it has entered into a settlement (the “Settlement”) with the State of North Carolina and 11 local entities* in the vicinity of the Company’s Fayetteville Works facility that were excluded from the U.S. Public Water System Class Settlement approved in 2024.

The Settlement resolves litigations brought by the State and the settling local entities relating to PFAS and other historical discharges from Fayetteville Works, as well as the State’s claims of PFAS contamination unrelated to that site, including from the use of AFFF.

Settlement payments will total $455 million over a 15-year period beginning within 30 days of the execution date of the Settlement Agreement. Of the total settlement amount, $18 million is attributed to alleged PFAS contamination unrelated to Fayetteville Works, of which no more than $14.4 million, approximately 3%, can be ascribed to AFFF.

The terms of the Settlement, including a further description of claims released and not released, are set forth in the Settlement Agreement, which remains subject to entry of dismissals of the covered litigations.

DuPont, Chemours, and Corteva have also worked together to reach certain understandings concerning the 2021 Memorandum of Understanding between the parties (“MOU”), including the valuation of the Settlement and potential future settlements at net present value as if payable in equal annual installments over 25 years and discounted using an 8 percent discount rate for purposes of calculating qualified spend. In addition, since the companies’ aggregate New Jersey and North Carolina settlement payments will qualify for withdrawal from the companies’ MOU escrow account and exceed their required future MOU escrow contributions, including escrow replenishment obligations, these contributions will be considered satisfied by such settlement payments, including the contribution otherwise due in September 2026.

* The 11 local entities are Bladen County, Brunswick County, Columbus County, Cumberland County, New Hanover County, Robeson County, Sampson County, Town of Wrightsville Beach, City of Lumberton, Village of Bald Head Island, and Lower Cape Fear Water and Sewer Authority.

About DuPont
DuPont (NYSE: DD) is a global innovation leader, providing advanced solutions that help transform industries and improve everyday life across our key markets of healthcare, water,

construction, and industrial. More information about the company, its businesses and solutions can be found at www.dupont.com. Investors can access information included on the Investor Relations section of the website at investors.dupont.com.

Forward-Looking Statements
This communication contains "forward-looking statements" within the meaning of the federal securities laws, including Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "estimate", "target," similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about expected performance and impact of the cost sharing arrangement by and between DuPont, Chemours and Corteva related to future eligible PFAS liabilities. Factors that could cause or contribute to these differences include, but are not limited to: the achievement, terms and conditions of final agreements related to the cost sharing arrangement; the outcome of any pending or future litigation related to PFAS, including personal injury claims and natural resource damages claims; the extent and cost of ongoing remediation obligations and potential future remediation obligations; changes in laws and regulations applicable to PFAS chemicals; the performance by each of the parties of their respective obligations under the cost sharing arrangement. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Further lists and descriptions of risks and uncertainties can be found in DuPont’s annual report on Form 10-K for the year ended December 31, 2025, and DuPont's subsequent reports on Form 10-Q and other filings, the contents of which are not incorporated by reference into, nor do they form part of, this communication. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on DuPont's consolidated financial condition, results of operations, credit rating or liquidity. DuPont assumes no obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

For further information contact: DuPont Investors: Ann Giancristoforo ann.giancristoforo@dupont.com +1 989-294-5890	Media: Dan Turner daniel.a.turner@dupont.com +1 302-299-7628

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